News Release
Babcock & Wilcox Announces Private Bond Exchanges to Reduce Outstanding Debt, Lower Annual Interest Expense and Extend Debt Maturity to 2030

(AKRON, Ohio – May 12, 2025) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced it has entered into privately negotiated exchanges with a limited number of noteholders (the “Exchanges”) that will result in $131.8 million of the Company’s outstanding Senior Notes due 2026 being exchanged for $100.8 million in newly issued 8.75% Senior Secured Second Lien Notes due 2030 (the “New Notes”). The Exchanges will include approximately $84 million in 8.125% Senior Notes due February 28, 2026 and approximately $48 million in 6.50% Senior Notes due December 31, 2026. Total interest expense will be reduced by $1.1 million annually. The Exchanges are subject to customary closing conditions.

The offer and sale of the New Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not and shall not constitute an offer to sell nor the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Babcock & Wilcox
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.
Forward-Looking Statements
B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the Exchanges and the anticipated closing of the Exchanges. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.
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Investor Contact:                     Media Contact:
Investor Relations                     Ryan Cornell
Babcock & Wilcox                     Public Relations
704.625.4944                     Babcock & Wilcox

investors@babcock.com                          330.860.1345
                             rscornell@babcock.com